Exhibit 10.1

EXECUTIVE EMPLOYEE AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of January 24, 2007, by and between TECHNOCONCEPTS INC., a Colorado corporation (the "Company"), and RICHARD HAHN, an individual ("Employee").

RECITALS

A. The Company desires to employ Employee upon the terms and subject to the conditions contained in this Agreement.

B. Employee desires to be hired and employed by the Company upon the terms and subject to the conditions contained in this Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, the parties hereto agree as follows:

 Employment. The Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth herein and to the established policies of the Company including (but not limited to) the Company’s Employee Manual. Employee shall serve the Company as its   CHIEF OPERATING OFFICER, with authority regarding the management and supervision of the Company's affairs commensurate with his position, subject at all times to the Bylaws of the Company and the direction and control of the Company's Board of Directors and officers senior to Employee. Employee agrees to perform Employee's duties hereunder as a full-time employee in an efficient, faithful and businesslike manner and shall conduct himself/herself at all times during the term of this Agreement in a manner which does not damage or otherwise adversely reflect upon the business reputation and integrity of the Company.

 Term and Termination.

2.1 Term. Subject to the provisions of Section 2.2 hereof, the term of this Agreement shall commence as of January 24, 2007 (“Commencement Date”) and shall thereafter be terminable "at will" by either party to this Agreement.

2.2 Other Termination. Notwithstanding the provisions of Section 2.1 hereof, this Agreement shall also terminate and cease: (i) as of the date that Employee dies, or (ii) as of the date that Employee becomes unable or unwilling to perform Employee's duties under this Agreement for a continuous period of at least 90 days or 90 days within any 180-day period by reason of any medically determinable physical or mental impairment.

 Annual Salary. The Company agrees to pay Employee $5,538.46 upon execution of this Agreement and then a base salary of $13,333.33 per month, for a projected annual compensation of $160,000, for the services to be rendered by Employee hereunder. Employee's salary shall be payable in accordance with the Company's established payroll policy, subject to customary withholding and employment taxes; provided, however, that the Company's duties and obligations under this Section 3 shall immediately cease on and as of the date that this Agreement is terminated pursuant to Section 2 hereof. Notwithstanding the foregoing, the Company agrees to pay Employee any accrued but unpaid salary through the date that this Agreement is terminated. Employee's salary may be adjusted from time to time in the sole discretion of the Company.

4. Bonuses. In addition to Employee's annual base salary, Employee shall be eligible for an annual discretionary bonus, in a range from zero (0) up to 25% of his base salary. The amount of the annual discretionary bonus is, if any, in the sole discretion of the Board of Directors and shall be based upon the Employee's personal performance during the calendar year, including the following factors:

•	Schedule
•	Establish a Realistic budget and conformance to the budget.
•	Profitability
•	Staff Performance
•	Investor Relations
•	Infrastructure
•	Technical Support
•	Application Engineering Support
•	Technical documentation preparation and maintenance of those documents

5. Employment Benefits.

5.1 Benefit Plan. Thirty (30) days after the Commencement Date of this Agreement, Employee shall be entitled to participate, subject to any rules and conditions and applicable laws and regulations, in any medical, dental, life insurance, disability insurance, pension and/or 401(k) plan established and operated by the Company, for the benefit of senior executives of the Company and their dependents. Any such plan may be changed from time to time in the sole discretion of the Company.

5.2 Paid Time Off. During the term of Employee's employment hereunder, Employee shall be entitled to fourteen (14) days annually of paid vacation and six (6) days of sick leave in accordance with the Company's then vacation and sick days policies, practices and procedures. The fourteen (14) days of paid vacation shall accrue monthly each year. The maximum number of days of paid vacation which Employee shall be entitled to accrue during the term of Employee's employment hereunder shall be twenty-eight (28) days. Sick leave may accrue up to eighteen (18) days during the life of this Agreement, but if not used before the termination of this Agreement, Employer shall not be obligated to pay Employee for any unused sick leave.

5.3 Reimbursement of Expenses. During the term of Employee's employment hereunder, Employee shall be promptly reimbursed by the Company for Employee's reasonable travel, entertainment and other incidental expenses incurred on business of the Company and also for Employee’s reasonable medical expenses, in lieu of the Company’s medical benefit plan, upon the submission by Employee of such vouchers or other proof and when approved in accordance with the practices now existing at the Company or in accordance with such practices as may hereafter be changed from time to time by the Company.

6.  Grant of Options. Effective as of the Commencement Date, the Company agrees to recommend to the Board of Directors to grant Employee incentive stock options covering an aggregate of two hundred thousand (200,000) shares of the common stock of TechnoConcepts Inc., with a vesting schedule of -

100,000 shares on execution of this agreement;
50,000 on the first anniversary of this agreement;
50,000 on the second anniversary of this agreement; -

and at an exercise price to be determined and pursuant to the TechnoConcepts 2005 Equity Incentive Plan, as adopted by the Company’s Board of Directors, and which shall be considered to be incorporated herein by this reference.

7.  Severance Benefits. Effective ninety (90) days after the Commencement Date, in the event that the Company terminates its employment of Employee pursuant to the provisions of Section 2.1 hereof for any reason other than For Cause (as defined in Section 7.1 hereof) or Employee terminates Employee's employment with Company for Good Reason (as defined in Section 7.2 hereof), the Company agrees to pay Employee, as severance benefits, an amount equal to three (3) times Employee's then monthly base salary, which amount shall be payable in three (3) equal monthly installments, commencing one month after the date of said termination and continuing on the same day of each calendar month thereafter until paid in full. Employee shall remain eligible to participate in the Company’s benefit plan (other than pension and/or 401(k) plan) during the severance period.

7.1 For Cause. For purposes of this Agreement, the Company shall be deemed to have terminated Employee's employment with it pursuant to Section 2.1 of this Agreement "For Cause" if the Company shall have involuntarily terminated Employee's employment with it because: (i) Employee shall have willfully breached a material term of this Agreement; (ii) Employee shall have been repeatedly or have been habitually intoxicated or under the influence of drugs while on the premises of the Company or while performing any of the Employee's normal duties or responsibilities on behalf of the Company; (iii) Employee shall have been convicted of a violation of law involving moral turpitude or a felony; (iv) Employee shall have embezzled any property belonging to the Company or shall have willfully injured the Company or any of the Company's tangible or intangible property; (v) Employee shall have engaged in other willful misconduct in the performance of Employee's normal duties or responsibilities on behalf of the Company, which other willful misconduct shall have materially and adversely affected the business or reputation of the Company.

7.2 Resignation for Good Reason. For purposes of this Agreement, Employee may terminate Employee's employment with the Company for "Good Reason" if Employee shall have terminated Employee's employment with Company because:

(i) There is an assignment by the Company to Employee of any duties inconsistent in any substantial respect with the position, authority or responsibilities associated with the Employee's position as set forth herein, but excluding any isolated, insubstantial or inadvertent action not taken in bad faith by the Company which was promptly remedied by the Company after receipt of notice by Employee;

(ii) The Company relocates the Employee during the first twelve (12) months of this Agreement to a location which is greater than forty-five (45) miles from the Company office at which Employee was originally assigned hereunder;

(iii) The Company fails to obtain an agreement from any successor to the Company that is satisfactory to Employee to perform the obligations of the Company under this Agreement;

(iv) The Company requires the Employee to perform any illegal act; or

(v) The Company fails to fulfill any of its other material obligations to Employee under this Agreement.

8. Confidentiality and Inventor's Assignment Agreement. Employee hereby expressly acknowledges that Employee previously or concurrently executed that certain Confidentiality and Inventor's Assignment Agreement (the "Confidentiality Agreement") pertaining to the Company. The Company and Employee hereby agree that the terms of said Confidentiality Agreement are incorporated herein by this reference as if set forth in full.

9. Indemnification. If Employee is made, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an Officer of the Company, or is or was serving at the request of the Company as a Director or Officer of another company or the Company, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible against all expenses, liability and loss (including attorneys' fees judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of Employee incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Employee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. Such right of indemnification shall not be exclusive of any other right which Employee may have or hereafter acquire, and, without limiting the generality of such statement, Employee shall be entitled to any rights of indemnification under any by-law, agreement, vote of Stockholders, provision of law, or otherwise, that may be in addition to the rights under this Agreement. The application of this provision shall, however, be limited by applicable provisions in the Employer’s Articles of Incorporation and the bylaws, which the Employer’s Stockholders and/or Board of Directors may adopt from time to time with respect to indemnification. To the extent authorized by law, the Employer’s Articles of Incorporation and/or bylaw, the indemnification provided in this Article shall continue as to Employee even after he has ceased to be an Employee and shall inure to the benefit of the heirs, executors and administrators of such person.

10. General Provisions.

10.1 Entire Agreement; Amendment. This Agreement and the Confidentiality Agreement contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede any and all prior and contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. This Agreement may be amended only in a writing signed by both of the parties.

10.2 Notices. All notices or other written communications required or permitted to be given by this Agreement shall be deemed given when personally delivered or when sent by United States registered or certified mail, postage prepaid, properly addressed to the party to receive the notice at the following address or at such other addresses as the parties will from time to time designate in like manner to the other party:

If to the Company:                               TECHNOCONCEPTS INC.
Attn. Chief Financial Officer
14945 Ventura Blvd. Suite 300
Sherman Oaks, CA 91403
Phone: 818-981-8111
Fax: 818-981-4405

If to Employee:                                     Richard Hahn
15 Covered Wagon Lane
Rolling Hills Estates, CA 90274
Phone: 310-266-3426
Fax: 310-544-5148

10.3 Severability. If any provision or part of any provision of this Agreement is determined to be invalid or unenforceable, the provision or part thereof shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

10.4 Assignment. The parties acknowledge that this Agreement constitutes a personal contract with Employee. Employee may not transfer, assign or delegate any of his rights, duties or obligations hereunder without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

10.5  No Implied Waivers. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any later time nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of such provision.

10.6 Disputes. Except as provided in Section 13 of the Confidentiality Agreement, the parties agree that any and all disputes, claims or controversies arising out of or relating to the Executive's employment by the Company shall be submitted to JAMS/Endispute or a similar dispute resolution service (as may be agreed by the parties), for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS/Endispute, or its successor, for final and binding arbitration.

(a) Mediation. Either party may commence mediation by providing to JAMS/Endispute and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The mediation will be conducted in accordance with the provisions of JAMS/Endispute's "Employment Mediation/Arbitration Rules" in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS/Endispute and with one another in selecting a mediator from JAMS/Endispute's panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS/Endispute employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(b) Arbitration. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The parties will cooperate with JAMS/Endispute and with one another in selecting an arbitrator from JAMS/Endispute's panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith. The Company shall bear the fees and costs of the arbitration proceeding, but each party shall bear its own attorneys' fees. Both parties are entitled to be represented by counsel at the arbitration hearing and the rights and remedies otherwise available to the parties, if established, under applicable federal, state or local law, shall remain available in the arbitration proceeding. The provisions of this Section may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

(c) Waiver of Right to Litigate in Court. By agreeing to have all disputes, claims or controversies arising out of or relating to Employee's employment resolved through the arbitration, Employee acknowledges his understanding that he is giving up any rights he might possess to have those matters litigated in a court or jury trial, including the right to judicial discovery and appeal except to the extent that they are specifically required by law. Employee acknowledges his understanding that if he refuses to submit a claim to arbitration after agreeing to this provision, he may be compelled to arbitrate under federal or state law. Employee represents that he has read and understood the foregoing and agrees to submission of all disputes, claims or controversies arising out of or relating to this Agreement to neutral arbitration in accordance with this Section. Employee acknowledges and represents that his agreement to this arbitration provision is voluntary.

10.7 Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

10.8 Governing Law. This Agreement has been entered into in the State of California and all questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be governed by and construed and interpreted in accordance with the laws of the State of California.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Captions. The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of this Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above mentioned.

"Company"	"Employee"

TECHNOCONCEPTS INC.	RICHARD HAHN

/s/	/s/
Antonio Turgeon, CEO	RICHARD HAHN, an individual